Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FULL YEAR 2015 RESULTS

Completes nearly 50% of the $1 billion share repurchase program; returns 286% of free cash flow to shareholders

Captures 43% of new adoption market and approximately 40% of core domestic education market

BOSTON – February 25, 2016 – Global learning company Houghton Mifflin Harcourt Company (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Full Year 2015 Financial Highlights:

•	Net sales increased 3% to $1,416 million compared with $1,372 million in 2014. The Educational Technology and Services (EdTech) business contributed net sales, excluding purchase accounting, of $148 million for the period May 29, 2015 to December 31, 2015.

•	2015 billings decreased 4% to $1,541 million compared with $1,602 million in 2014. The EdTech business contributed billings of $166 million for the period May 29, 2015 to December 31, 2015.

•	Adjusted cash EBITDA, which accounts for the change in deferred revenue, decreased $136 million or 27%, to $359 million in 2015 compared with $495 million in 2014. Adjusted EBITDA was $235 million for the full year 2015, $30 million or 11% lower, compared with $265 million in the prior year.

•	Net loss increased to $134 million or 20% for the full year 2015, from $111 million in 2014.

•	For the year ended December 31, 2015, free cash flow was $162 million, a decrease of $147 million from $308 million for the same period in 2014. Net cash provided by operating activities for the year ended December 31, 2015 was $348 million as compared with $491 million for the same period in 2014.

•	As of December 31, 2015, the Company repurchased 22 million shares for $463 million under its share repurchase program returning 286% percent of free cash flow to its shareholders.

•	HMH captured approximately 40% market share in its core domestic education market for K-12 instructional materials, including 43% of the new adoption market for the full year 2015, despite the 2015 core market for our key disciplines being significantly lower than 2014.

Linda K. Zecher, HMH’s President and Chief Executive Officer, commented, “2015 was an exciting year for HMH in our transformation to one of the world’s leading educational media companies. We made progress executing towards our strategic plan of expanding our footprint in the education space, and progressing in key growth markets. We undertook a successful strategic acquisition, strengthened our product portfolio and broadened our digital capabilities to further extend the depth, breadth and value of the HMH learning portfolio. In 2016, we plan to extend our K-12 leadership by deepening our business in areas like intervention and professional services, and continuing to expand into important growth markets like consumer and early childhood. With a diverse portfolio that stretches beyond the classroom, we remain uniquely positioned to forge a meaningful connection between school and home.”

Eric Shuman, Chief Financial Officer of HMH, stated, “We delivered solid results, maintained a leading market share, returned capital to our shareholders and generated solid free cash flow. We believe that our expanded content portfolio and continued investment in strategic growth areas positions us for a strong 2016.”

2015 Business Highlights:

Education Segment: Within its core domestic education market, HMH captured over 43% share of new adoptions, bringing its total market share to approximately 40%. HMH had major wins in the California and Tennessee math and West Virginia reading and language arts adoptions. Digital content represented approximately 48% of billings within large education basal programs and approximately 34% overall.

In the upcoming year, the Company will continue to focus on high-quality content, expanding its suite of offerings designed to meet the Next Generation Science Standards and enhancing its core content like English Language Arts programs Collections and Journeys.

The EdTech acquisition accelerated the Company’s expansion into areas outside the K-12 core curriculum, including intervention, early childhood and professional services. With this acquisition, HMH believes, it has one of the deepest and broadest Pre K -12 content and services portfolio and capabilities within the industry. Additionally, HMH combined its legacy professional services business with the acquired professional services business to create HMH Professional Services and increase its capabilities in this important area.

To further extend the value HMH provides to educators and students, also in 2015, the Company announced the beta launch of HMH Marketplace, an online destination for educators to discover, share and sell resources that enhance the teaching and learning experience. The HMH Marketplace will be available in the second quarter of 2016.

Consumer and Early Learning: Reflecting HMH’s commitment to providing high-quality content for early learners and their parents, HMH launched Curious World, an interactive content service that offers an expanding collection of games, videos and eBooks mapped to key early learning areas. In its first few months, Curious World has already gained rapid success, being named one of the top kids apps by Apple®, and reaching over 500,000 freemium installs.

Additionally, in the consumer space, the Company re-launched Cliffsnotes.com, acquired eBook and technology assets from MeeGenius, and expanded its technology partnership with gaming platform Osmo.

Trade Publishing Segment:

In 2015, HMH’s Trade Publishing segment experienced strong sales driven by the success of frontlist culinary titles, including New York Times best-seller The Whole30, The Real Paleo Diet Cookbook, Jacques Pépin Heart & Soul in the Kitchen and Cake My Day. Additionally, the Company released critically acclaimed Girl Waits With Gun; Rosemary, the Hidden Kennedy Daughter; and The Thing Explainer, by Randall Munroe, the best-selling author of What If?.

HMH also continues to build its offering and pipeline of new books, signing a four book deal with Newbery medalist, author and poet Kwame Alexander, and obtaining the publishing rights to HGTV reality stars The Property Brothers’ debut title Dream Home: The Property Brothers’ Ultimate Guide to Finding & Fixing Your Perfect House, as well as the memoir of U.S. women’s national soccer team captain, Carli Lloyd, both of which are slated to be released in 2016.

Full Year 2015 Financial Results

Net Sales and Billings: HMH reported net sales of $1,416 million for the full year 2015, up 3% or $44 million compared with $1,372 million in 2014. Full year billings were $1,541 million, down 4% or $62 million lower compared with $1,602 million in 2014.

Education segment net sales for the year ended December 31, 2015 increased $42 million to $1,251 million and Trade Publishing net sales increased $2 million from 2014 to $165 million.

The $42 million or 3.5% increase in the Education segment net sales was driven by the $148 million contribution, excluding purchase accounting, from the acquired EdTech business. This increase was substantially offset by lower net sales of the domestic education business, which decreased by $98 million, due to the comparable prior year large Texas math and science adoptions. Offsetting a portion of the lower domestic education sales in 2015 was a strong performance in the California math and West Virginia reading adoptions.

The $2 million or 1% increase in Trade Publishing net sales was driven by higher net sales of front-list culinary titles such as The Whole 30, The Real Paleo Diet Cookbook, Jacques Pépin Heart & Soul in the Kitchen and Cake My Day partially offset by prior year strong net sales of titles such as the bestselling What If? and The Giver.

Cost of Sales: Overall cost of sales were flat at $824 million in 2015 compared with 2014. Cost of sales, excluding publishing rights and pre-publication amortization, increased $34 million in 2015 to $623 million from $589 million in 2014 primarily due to the $44 million increase in net sales along with higher costs related to changes in product and services mix, shorter print runs and higher technology costs to support digital products. This resulted in an increase in cost of sales as a percent of net sales, excluding publishing rights and pre-publication amortization, from 43% to 44%.

Selling and Administrative Costs: Selling and administrative costs increased 11% or $69 million from $613 million in 2014 to $681 million in 2015, primarily due to $63 million of expenses attributed to the EdTech business, $21 million of professional and legal fees associated with a secondary equity offering and acquisition costs, along with higher salary and promotion costs. These were partially offset by a $28 million decrease in sales commissions. Excluding the EdTech business and the equity offering, selling and administrative expenses would have been lower by 2.5%, primarily due to lower sales commissions.

Operating Loss: Operating loss for the full year 2015 increased $31 million, or 36%, to a loss of $116 million from $85 million in 2014 due to the aforementioned factors related to net sales, cost of sales and selling and administrative costs. Partially offsetting the loss was a $24 million net reduction in amortization expenses related to publishing rights, pre-publication costs and other intangible asset amortization as well as a $3 million reduction in severance and other charges from 2014.

Net Loss: Net loss for the full year was $134 million, up 20% or $22 million from a net loss of $111 million in 2014, primarily due to the same drivers impacting operating loss. Additionally, interest expense for the full year increased $14 million, or 76%, to $32 million from $18 million for the same period in 2014, substantially due to the increase to our term loan from $243 million to $800 million. These factors were partially offset by $26 million favorable change in our tax provision attributed to a release of an accrual for uncertain tax positions as the statutory period expired.

Adjusted EBITDA and Adjusted Cash EBITDA: Adjusted EBITDA for the full year 2015 was $235 million, down $30 million or 11% from $265 million in 2014, primarily due to lower net sales from HMH’s legacy business, higher cost of sales and increased expenses associated with the Company’s growth initiatives. This decrease was partially offset by the contribution from the EdTech business. Within HMH’s Education segment, adjusted EBITDA was $269 million, compared with $298 million last year, and adjusted EBITDA for the Trade Publishing segment was $8 million compared with $13 million in 2014. The adjusted EBITDA for Corporate and other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology and executive functions, was a loss of $42 million for the full year compared with a loss of $46 million in 2014.

Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was $359 million for 2015, down $136 million or 27% from $495 million in 2014. Deferred revenue of $124 million in 2015 was $106 million lower as compared with $230 million in 2014 primarily due to the comparable prior year large Texas math and science and the Florida language arts adoptions which contributed to higher digital billings.

Cash Flow: Net cash provided by operating activities for the year ended December 31, 2015 was $348 million as compared with $491 million for the same period in 2014. The $143 million decrease was primarily a result of lower billings stemming from a smaller domestic education market, higher interest from the increase in the Company’s term loan and other working capital changes. Free cash flow, defined as net cash from operating activities minus capital expenditures, for the year ended December 31, 2015, was $162 million compared with $308 million for the same period in 2014. As of December 31, 2015, HMH had $432 million of cash and cash equivalents and short-term investments compared with $743 million at December 31, 2014. The $311 million decrease in cash was primarily due to the Company’s share repurchase program.

Fourth Quarter 2015 Financial Results

Net Sales and Billings: HMH reported net sales of $298 million for the fourth quarter of 2015, up 12% or $33 million compared to $265 million in the same quarter of 2014. The increase was primarily due to net sales from the EdTech business partially offset by lower net sales in international due to the timing of orders. Education and Trade Publishing segment net sales for the fourth quarter of 2015 were $248 million and $50 million, respectively, compared with $218 million and $48 million, respectively, in the fourth quarter of 2014. Billings for the fourth quarter of 2015 were $275 million, up 10% or $24 million compared with $251 million for the same period in 2014.

Cost of Sales: Overall cost of sales increased 4% or $7 million to $191 million in the fourth quarter of 2015 from $184 million in the same period of 2014, while cost of sales, excluding publishing rights and pre-publication amortization increased $14 million from $124 million in 2014 to $138 million in 2015. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization decreased from 47% in the fourth quarter of 2014 to 46% from the fourth quarter of 2015.

Selling and Administrative Costs: Selling and administrative costs increased $20 million from $156 million in the fourth quarter of 2014 to $176 million for the same period in 2015, primarily due to the EdTech business, partially offset by lower commissions and incentive compensation.

Operating Loss: Operating loss for the fourth quarter of 2015 was $77 million, $3 million or 4% lower than the $80 million operating loss recorded in the same period of 2014 due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: Net loss of $97 million in the fourth quarter of 2015 was $13 million or 16% higher compared to a net loss of $84 million in the same quarter of 2014, primarily due to the same factors impacting operating loss along with increased interest expense as a result of the $800 million term loan and an increased income tax expense provision.

Adjusted EBITDA and Adjusted Cash EBITDA: Adjusted EBITDA for the fourth quarter of 2015 was $16 million, an increase of $7 million from $9 million in the same quarter of 2014. For the fourth quarter 2015, adjusted EBITDA for the Education segment was $22 million, compared with $13 million in the same quarter of 2014. Adjusted EBITDA for the Trade Publishing segment was $5 million for the fourth quarter of 2015 and 2014. The adjusted EBITDA for Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology, and executive functions, was a loss of $11 million for the quarter compared with a loss of $9 million in same quarter of 2014. Adjusted cash EBITDA, defined as adjusted EBITDA plus the change in deferred revenue, was a loss of $8 million in the fourth quarter, down $2 million from $6 million in the fourth quarter of 2014.

2016 Outlook

The Company is providing annual guidance on billings, net sales and pre-publication or content development costs.

HMH’s 2016 billings are expected to be in the range of $1,625 million to $1,700 million, reflecting a comparable core domestic education market, a full year of EdTech billings and growth in key target markets. The Company expects annual net sales in 2016 to be in the range of $1,500 million to $1,575 million. Additionally, pre-publication or content development costs for 2016 are expected to be approximately $120 to $140 million.

Capital Allocation

On November 3, 2015, the HMH Board of Directors authorized an increase in the size of its existing share repurchase program by an additional $500 million for an aggregate total of $1 billion. The aggregate $1 billion share repurchase program may be executed through the end of 2018. Repurchases under the program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

During the fourth quarter, HMH repurchased 11.4 million shares for approximately $224 million in the open market and through privately negotiated transactions bringing year to date total to approximately $463 million of shares. As of the end of the fourth quarter, approximately $537 million was available for share repurchases under the aggregate $1 billion share repurchase program.

The share repurchases align with HMH’s broader capital allocation strategy, which focuses on driving organic growth, pursuing strategic acquisition opportunities and returning capital to stockholders, when appropriate.

Additionally, as previously announced, subject to market and other conditions, the Company plans to increase its debt by $250 million and use some or all of the net proceeds from the financing to fund a portion of its share repurchases under the share repurchase program among other general corporate purposes.

Conference Call

At 8:30 a.m. EST on Thursday, February 25, 2016, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 38583489

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/ja26sx7h

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until March 3, 2016 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 38583489.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA and billings are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA and billings also provide useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and, with respect to adjusted cash EBITDA, is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA, billings and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Billings, adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube

Contact:

Investor Relations

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Media Relations

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings, net sales, deferred revenue; financial condition; pre-publication or content development costs; liquidity; financing activities and use of proceeds; products, including product mix and format; prospects; growth; markets and market share; strategies, including with respect to capital allocation; the industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
(in thousands of dollars, except share information)	2015	2014
Assets
Current assets
Cash and cash equivalents	$234,257	$456,581
Short-term investments	198,146	286,764
Accounts receivable, net	256,099	255,669
Inventories	171,446	183,961
Prepaid expenses and other assets	22,877	18,665

Total current assets	882,825	1,201,640
Property, plant, and equipment, net	149,680	138,362
Pre-publication costs, net	321,931	236,995
Royalty advances to authors, net	44,736	46,777
Goodwill	783,073	532,921
Other intangible assets, net	912,955	801,969
Deferred income taxes	3,540	3,705
Other assets	38,316	28,279

Total assets	$3,137,056	$2,990,648

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$67,500
Accounts payable	94,483	51,266
Royalties payable	85,766	80,089
Salaries, wages, and commissions payable	45,340	59,733
Deferred revenue	231,172	157,016
Interest payable	106	47
Severance and other charges	4,894	5,928
Accrued postretirement benefits	1,910	2,037
Other liabilities	34,937	27,015

Total current liabilities	506,608	450,631
Long-term debt, net of discount	784,389	175,625
Long-term deferred revenue	440,625	370,103
Accrued pension benefits	23,726	18,525
Accrued postretirement benefits	23,657	26,500
Deferred income taxes	139,810	91,761
Other liabilities	19,920	97,823

Total liabilities	1,938,735	1,230,968

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 145,613,978 and 142,000,019 shares issued at December 31, 2015 and 2014, respectively; 123,940,510 and 141,917,997 shares outstanding at December 31, 2015 and 2014, respectively	1,456	1,420
Treasury stock, 21,673,468 and 82,022 shares as of December 31, 2015 and 2014, respectively, at cost (related parties of $(193,493) in 2015)	(463,013)	—
Capital in excess of par value	4,833,388	4,784,962
Accumulated deficit	(3,133,782)	(2,999,913)
Accumulated other comprehensive loss	(39,728)	(26,789)

Total stockholders’ equity	1,198,321	1,759,680

Total liabilities and stockholders’ equity	$3,137,056	$2,990,648

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	Unaudited Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars, except share and per share information)	2015	2014	2015	2014
Net sales	$298,000	$265,485	$1,416,059	$1,372,316
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	137,531	123,887	622,668	588,726
Publishing rights amortization	19,358	25,049	81,007	105,624
Pre-publication amortization	33,697	35,193	120,506	129,693

Cost of sales	190,586	184,129	824,181	824,043
Selling and administrative (related parties of $10,489 for the year ended December 31, 2015)	175,585	155,501	681,124	612,535
Other intangible assets amortization	7,304	3,189	22,038	12,170
Impairment charge for investment in preferred stock and intangible assets	—	400	—	1,679
Severance and other charges	1,162	2,000	4,767	7,300

Operating loss	(76,637)	(79,734)	(116,051)	(85,411)

Other income (expense)
Interest expense, net	(9,735)	(4,891)	(32,045)	(18,245)
Change in fair value of derivative instruments	(469)	(33)	(2,362)	(1,593)
Loss on extinguishment of debt	—	—	(3,051)	—

Loss before taxes	(86,841)	(84,658)	(153,509)	(105,249)
Income tax expense (benefit)	10,426	(924)	(19,640)	6,242

Net loss	$(97,267)	$(83,734)	$(133,869)	$(111,491)

Net loss per share attributable to common stockholders
Basic	$(0.75)	$(0.59)	$(0.98)	$(0.79)

Diluted	$(0.75)	$(0.59)	$(0.98)	$(0.79)

Weighted average shares outstanding
Basic	130,176,536	141,560,001	136,760,107	140,594,689

Diluted	130,176,536	141,560,001	136,760,107	140,594,689

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

(in thousands of dollars)	2015	2014
Cash flows from operating activities
Net loss	$(133,869)	$(111,491)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	296,609	319,777
Amortization of debt discount and deferred financing costs	7,216	4,750
Deferred income taxes	48,214	899
Stock-based compensation expense	12,452	11,376
Loss on extinguishment of debt	3,051	—
Impairment charge for investment in preferred stock and intangible assets	—	1,679
Change in fair value of derivative instruments	2,362	1,593
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	30,808	65,519
Inventories	26,228	(1,763)
Other assets	(2,562)	(4,263)
Accounts payable and accrued expenses	13,145	(3,432)
Royalties, net	6,238	13,286
Deferred revenue	124,489	229,105
Interest payable	59	(8)
Severance and other charges	(3,615)	(5,210)
Accrued pension and postretirement benefits	(4,869)	(16,724)
Other, liabilities	(77,597)	(14,050)

Net cash provided by operating activities	348,359	491,043

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	286,732	134,275
Purchases of short-term investments	(198,633)	(310,149)
Additions to pre-publication costs	(103,709)	(115,509)
Additions to property, plant, and equipment	(82,987)	(67,145)
Acquisition of business, net of cash acquired	(578,190)	(9,091)

Net cash used in investing activities	(676,787)	(367,619)

Cash flows from financing activities
Proceeds from term loan, net of discount	796,000	—
Payments of long-term debt	(247,125)	(2,500)
Payments of deferred financing fees	(15,255)	—
Repurchases of common stock, (related parties of $(193,493) in 2015)	(463,013)	—
Tax withholding payments related to net share settlements of restricted stock units	(658)	(723)
Proceeds from stock option exercises	36,155	22,752

Net cash provided by financing activities	106,104	19,529

Net (decrease) increase in cash and cash equivalents	(222,324)	142,953
Cash and cash equivalent at the beginning of period	456,581	313,628

Cash and cash equivalent at the end of period	$234,257	$456,581

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Consolidated

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2015	2014
Net loss	$(97,267)	$(83,734)
Interest expense	9,735	4,891
Provision (benefit) for income taxes	10,426	(924)
Depreciation expense	19,289	19,405
Amortization expense	60,359	63,431
Non-cash charges—stock-based compensation expense	2,524	2,571
Non-cash charges—loss on derivative instrument	469	33
Asset impairment charges	—	400
Purchase accounting adjustments (1)	2,367	636
Fees, expenses or charges for equity offerings, debt or acquisitions	6,538	273
Restructuring	—	70
Severance separation costs and facility closures	1,162	2,000

Adjusted EBITDA	$15,602	$9,052
Change in deferred revenue	(23,128)	(14,938)

Adjusted Cash EBITDA	$(7,526)	$(5,886)

	Years Ended December 31,
	2015	2014
Net loss	$(133,869)	$(111,491)
Interest expense	32,045	18,245
Provision (benefit) for income taxes	(19,640)	6,242
Depreciation expense	72,639	72,290
Amortization expense	223,551	247,487
Non-cash charges—stock-based compensation expense	12,452	11,376
Non-cash charges—loss on derivative instrument	2,362	1,593
Asset impairment charges	—	1,679
Purchase accounting adjustments (1)	7,487	3,661
Fees, expenses or charges for equity offerings, debt or acquisitions	25,562	4,424
Restructuring	4,572	2,577
Severance separation costs and facility closures	4,767	7,300
Loss on extinguishment of debt	3,051	—

Adjusted EBITDA	$234,979	$265,383
Change in deferred revenue	124,455	229,956

Adjusted Cash EBITDA	$359,434	$495,339

(1)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs.

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Education

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2015	2014
Net loss	$(50,738)	$(63,638)
Depreciation expense	13,434	16,453
Amortization expense	56,934	59,686
Purchase accounting adjustments	2,367	636

Adjusted EBITDA	$21,997	$13,137
Change in deferred revenue	(23,128)	(14,938)

Adjusted Cash EBITDA	$(1,131)	$(1,801)

	Years Ended December 31,
	2015	2014
Net loss	$(4,904)	$(3,206)
Depreciation expense	56,960	63,865
Amortization expense	209,843	232,884
Non-cash charges – asset impairment charges	—	1,279
Purchase accounting adjustments	7,487	3,661

Adjusted EBITDA	$269,386	$298,483
Change in deferred revenue	124,455	229,956

Adjusted Cash EBITDA	$393,841	$528,439

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Trade Publishing

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2015	2014
Net income	$822	$535
Depreciation expense	389	151
Amortization expense	3,425	3,745
Non-cash charges – asset impairment charges	—	400

Adjusted EBITDA	$4,636	$4,831
Change in deferred revenue	—	—

Adjusted Cash EBITDA	$4,636	$4,831

	Years Ended December 31,
	2015	2014
Net loss	$(7,096)	$(2,919)
Depreciation expense	1,091	591
Amortization expense	13,708	14,603
Non-cash charges – asset impairment charges	—	400

Adjusted EBITDA	$7,703	$12,675
Change in deferred revenue	—	—

Adjusted Cash EBITDA	$7,703	$12,675

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Corporate and Other

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2015	2014
Net loss	$(47,351)	$(20,631)
Interest expense	9,735	4,891
Provision (benefit) for income taxes	10,426	(924)
Depreciation expense	5,466	2,801
Non-cash charges—gain (loss) on derivative instruments	469	33
Non-cash charges—stock-based compensation expense	2,524	2,571
Fees, expenses or charges for equity offerings, debt or acquisitions	6,538	273
Restructuring	—	70
Severance separation costs and facility closures	1,162	2,000

Adjusted EBITDA	$(11,031)	$(8,916)

	Years Ended December 31,
	2015	2014
Net loss	$(121,869)	$(105,366)
Interest expense	32,045	18,245
Provision (benefit) for income taxes	(19,640)	6,242
Depreciation expense	14,588	7,834
Non-cash charges—gain on derivative instruments	2,362	1,593
Non-cash charges—stock-based compensation expense	12,452	11,376
Fees, expenses or charges for equity offerings, debt or acquisitions	25,562	4,424
Restructuring	4,572	2,577
Severance separation costs and facility closures	4,767	7,300
Loss on extinguishment of debt	3,051	—

Adjusted EBITDA	$(42,110)	$(45,775)

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Billings

(in thousands of dollars)

	Unaudited Three Months Ended December 31,
	2015	2014
Net sales	$298,000	$265,485
Change in deferred revenue	(23,128)	(14,938)

Billings	$274,872	$250,547

	Years Ended December 31,
	2015	2014
Net sales	$1,416,059	$1,372,316
Change in deferred revenue	124,455	229,956

Billings	$1,540,514	$1,602,272

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations

Free Cash Flow

	Years Ended December 31,
(in thousands of dollars)	2015	2014
Cash flows from operating activities

Net cash provided by operating activities	$348,359	$491,043

Cash flows from investing activities
Additions to pre-publication costs	(103,709)	(115,509)
Additions to property, plant, and equipment	(82,987)	(67,145)

Free Cash Flow	$161,663	$308,389